Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

NEXSTAR BROADCASTING GROUP REPORTS RECORD

FIRST QUARTER OPERATING RESULTS

- Net Revenue, Broadcast Cash Flow and EBITDA Exceed Guidance -

Irving, TX – May 8, 2007—Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported financial results for the quarter ended March 31, 2007.

Summary 2007 First Quarter Highlights:

Net revenue for the quarter ended March 31, 2007 grew 3.7% to $62.1 million from $59.8 million in the first quarter of 2006. Income from operations was $6.1 million for the three months ended March 31, 2007 and 2006. The Company reported a basic and diluted net loss per share of $0.32 for the three months ended March 31, 2007 compared with a basic and diluted net loss per share of $0.26 in the first quarter of 2006.

Gross local and national advertising revenues increased by 4.1% in the first quarter of 2007 compared with the first quarter of 2006. Broadcast cash flow rose 4.6% to $20.8 million in the first quarter of 2007 compared with $19.8 million in the first quarter of 2006. EBITDA totaled $17.7 million for the first quarter of 2007, a 6.6% increase over the first quarter of 2006.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “The record setting first quarter revenue, operating income, broadcast cash flow and EBITDA reflects the selective expansion of our station portfolio through the accretive acquisition of WTAJ-TV in Johnstown/Altoona, Pennsylvania, growth in retransmission consent revenue and modest initial contributions from the Company’s new media initiatives, our newest revenue stream. Nexstar’s aggressive local sales effort resulted in a consistent year-over-year same-station revenue performance and contributed to our ability to overcome the $6 million of gross revenue generated in last year’s first quarter from the Olympics and political advertising.

“Nexstar’s 2007 first quarter results exceeded the Company’s guidance as well as consensus expectations and were highlighted by a 4.6% rise in BCF and 6.6% EBITDA improvement.

-more-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 2

“During the first quarter, retransmission consent agreements contributed cash revenues of $2.6 million and approximately $1.2 million of ad spends which reflects growth of 27% from last year’s levels. Our first quarter also represents the very early new media contributions from 13 of Nexstar’s 29 markets, most of which were enabled late in the quarter. The transition of our TV station websites into community portals is on schedule and we expect that the entire platform will be re-launched before the end of the third quarter of this year. Nexstar’s high margin retransmission consent agreements and new media initiatives are expected to add more meaningful value to our shareholders on a going forward basis. As these initiatives fully develop, our goal is to have each of these offerings individually contribute 15% to the Company’s consolidated EBITDA.

“Additionally, Nexstar’s continued focus on local sales and local news leadership in our mid-sized markets support our expectations for continued leading revenue share in the majority of the markets in which we operate. During the first quarter, new local direct billing totaled approximately $3.6 million, representing another first quarter company record for this metric.

“Finally at March 31, 2007 Nexstar’s operating company leverage of 5.7x remained relatively constant with the 2006 year-end level and was well below our 7.0x bank covenant.”

Same-Station Results

On a same-station basis, Nexstar Broadcasting’s 2007 first quarter net revenue was $59.5 million compared with $59.8 million in the first quarter of 2006, while EBITDA was $16.8 million, compared with $16.6 million in the same period of 2006. Same-station results exclude the operating results from WTAJ-TV, the CBS affiliate serving the Johnstown/Altoona, Pennsylvania market, and WLYH-TV, the CW affiliate serving the Harrisburg/Lancaster/Lebanon/York, Pennsylvania market, which were acquired on December 29, 2006. WLYH-TV is programmed by a third party under a time brokerage agreement that extends until 2015.

Outstanding Debt

The Company’s total debt at March 31, 2007 was $683.5 million, compared to $681.1 million at December 31, 2006. As of March 31, 2007 and December 31, 2006, total bank debt under Nexstar’s and Mission’s senior credit facilities was $369.3 million and $370.1 million, respectively. As defined per the Company’s credit agreement, consolidated total debt was $559.2 million at March 31, 2007, net of cash on hand of $7.9 million, which resulted in a leverage ratio of 5.74x, compared to a permitted leverage covenant of 7.0x. Covenants under the Company’s credit agreement exclude Nexstar Finance Holdings, Inc.’s 11.375% notes, which accreted to $116.4 million as of March 31, 2007.

-more-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 3

Total interest expense in the first quarter of 2007 was $13.7 million, compared to $12.2 million for the same period in 2006. The increase is primarily attributable to higher interest rates and increased debt outstanding under the Company’s senior credit facilities primarily related to the December 29, 2006 acquisition of WTAJ-TV. Cash interest expense for the first quarter of 2007 was $10.3 million, compared to $9.1 million for the same period in 2006. Cash interest expense excludes non-cash interest expense related to amortization of debt financing costs and accretion of the discount on Nexstar’s 11.375% senior discount notes and 7% senior subordinated notes.

Summary 2007 Second Quarter Outlook

Nexstar today issued the following outlook for the three-month period ending June 30, 2007:

2007 Second Quarter Estimates (in millions)	Three Months Ended June 30,		Approximate Change
	2007 Estimate	2006 Actual
Net Revenue	$64.5 - $66.5	$64.6	(0.2)% - 2.9%
Station Operating Expenses	$39.0 - $40.0	$39.0	0.0% - 2.6%
Corporate Overhead	$3.8 - $ 4.0	$3.8	0.0% -5.3%

Net revenue is comprised of gross local, national and political advertising revenue, revenue related to retransmission agreements, trade and barter revenue, and other sources of revenue, less agency commissions. The Company’s expectation for net revenue growth for the three months ending June 30, 2007 assumes an insignificant amount of gross political revenue. In the quarter ended June 30, 2006, the Company recorded gross political advertising revenue of $2.2 million.

Station operating expenses include the direct expenses, trade and barter expense and program amortization costs associated with the operation of the Company’s television stations.

The Company’s financial outlook for the quarter ended June 30, 2007 is subject to, and could be affected by: economic developments, regulatory developments, the timing of any investments, dispositions or other transactions, and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so. Certain prior year financial statement amounts have been reclassified to conform to the current year presentation.

-more-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 4

First Quarter Conference Call

Nexstar will host a conference call at 10:00 a.m. EDT today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 800/946-0745 (719/457-2652 for international callers); no access code is needed. A replay of the call will be available through May 12, 2007 by dialing 888/203-1112 (719/457-0820 for International callers) and entering access code 7645435.

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss on asset disposal, net minus broadcast rights payments.

EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, EBITDA and free cash flow results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 49 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 8.25% of all U.S. television households.

-more-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 5

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Matthew E. Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

-tables follow-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 6

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Net revenue (1)	$62,054	$59,826

Operating expenses:
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	16,848	15,790
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	17,252	17,161
Loss on asset disposal, net	152	64
Trade and barter expense	4,938	4,730
Corporate expenses	3,046	3,217
Amortization of broadcast rights, excluding barter	2,262	2,096
Amortization of intangible assets	6,465	6,053
Depreciation	4,988	4,626

Total operating expenses	55,951	53,737

Income from operations	6,103	6,089
Interest expense, including amortization of debt financing costs	(13,720)	(12,242)
Interest income	116	117

Loss before income taxes	(7,501)	(6,036)
Income tax expense	(1,532)	(1,251)

Net loss	$(9,033)	$(7,287)

Basic and diluted net loss per share	$(0.32)	$(0.26)
Basic and diluted weighted average number of shares outstanding	28,393	28,363

(1)	Includes total retransmission consent compensation and retransmission advertising of approximately $3.8 million and $3.0 million for the three months ended March 31, 2007 and 2006, respectively.

-tables follow-

Nexstar Broadcasting Group Q1 2007 Results, 5/8/07	page 7

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Income from operations	$6,103	$6,089
Add:
Depreciation	4,988	4,626
Amortization of intangible assets	6,465	6,053
Amortization of broadcast rights, excluding barter	2,262	2,096
Loss on asset disposal, net	152	64
Corporate expenses	3,046	3,217

Less:
Payments for broadcast rights	2,254	2,302

Broadcast cash flow	$20,762	$19,843

Less:
Corporate expenses	3,046	3,217

EBITDA	$17,716	$16,626

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Income from operations	$6,103	$6,089
Add:
Depreciation	4,988	4,626
Amortization of intangible assets	6,465	6,053
Amortization of broadcast rights, excluding barter	2,262	2,096
Loss on asset disposal, net	152	64
Non-cash stock option expense	471	414

Less:
Payments for broadcast rights	2,254	2,302
Cash interest expense	10,338	9,140
Capital expenditures	5,858	2,982
Cash income taxes, net of refunds	—	(4)

Free Cash Flow	$1,991	$4,922

# # #